Exhibit T3A.13.1
STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 11:00 AM 05/26/1999
991210214 — 2598126
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
Arabian Shipping Co., Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
     DOES HEREBY CERTIFY:
     FIRST: That the Board of Directors of said corporation, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Arabian Shipping Co., Inc. be amended by changing the First Article thereof so that, as amended, said Article First shall be and read as follows:
FIRST: The name of the Corporation is CIT China 3, Inc.
     SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, said Arabian Shipping Co., Inc. has caused this certificate to be signed by Leo Sheer, its Secretary, this 25 day of May, 1999.

Arabian Shipping Co., Inc.

By:	/s/ Leo Sheer

Leo Sheer, Secretary